EXHIBIT 99.1

American States Water Company Announces Signing of
Memorandum of Understanding Related to Water
Contamination Lawsuit

San Dimas, California, October 20, 2003 . . . American States Water Company (NYSE:AWR) today confirmed that on October 10, 2003 it had entered into a confidential memorandum of understanding with the Aerojet-General subsidiary of GenCorp, Inc. for the settlement of legal actions brought by American States Water Company and its Southern California Water Company subsidiary against Aerojet-General. The memorandum of understanding provides an outline for a potential settlement agreement. A final settlement agreement incorporating the terms of the memorandum of understanding is subject to further review and negotiation, regulatory and other approvals and reaching satisfactory agreements with other affected water purveyors.

American States Water Company sued Aerojet-General in October 1999 for damages, including unspecified past costs, replacement water for contaminated drinking water wells near Aerojet-General’s Sacramento, California, manufacturing facility and other future damages. The trial date scheduled for October 2003 has been deferred to November 2003 to permit the recently initiated settlement discussions between Aerojet-General and American States Water Company to proceed. Of significance to the case is Aerojet-General’s recent agreement with the Sacramento County Water Agency (“SCWA”) in which Aerojet-General agreed to transfer all remediated groundwater from its Sacramento California site to the SCWA. Subject to various provisions of the SCWA agreement including approval under the California Environmental Quality Act, SCWA will assume responsibility for providing replacement water to American States Water Company and other impacted water purveyors.

American States Water Company is a holding company that, through its subsidiaries, provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California and to approximately 12,000 customers in the city of Fountain Hills, Arizona and portions of Scottsdale, Arizona. The Company distributes electricity to approximately 22,000 customers in the Big Bear recreational area of California, and contracts with various municipalities and private entities in both California and Arizona to provide services to an additional 97,500 customers.

CONTACT:	McClellan Harris III
Chief Financial Officer and Sr. Vice President — Finance
Telephone: (909) 394-3600, ext. 705